Exhibit 5.1

March 9, 2021

Poshmark, Inc.

203 Redwood Shores Pkwy

Floor 8

Redwood City, CA 94065

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof covering the registration for resale of up to 696,053 shares (the “Shares”) of Class A Common Stock, $0.0001 par value per share (“Common Stock”), of Poshmark, Inc., a Delaware corporation (the “Company”), on behalf of selling stockholders (the “Selling Stockholders”) identified in the prospectus included in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP